Exhibit 4.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-8 of Inco Limited and this Amendment No. 6 of Inco Limited’s Registration Statement No. 333-129218 of our report dated February 24, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Phelps Dodge Corporation, which appears in Phelps Dodge Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” as incorporated by reference to Amendment No. 5 of Registration Statement No. 333-129218.
/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
July 14, 2006